Exhibit 99(a)(2)

SandRidge Permian Trust Announces Filing of Solicitation/Recommendation Statement on Schedule 14D-9

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

HOUSTON, Texas October 27, 2020 — SANDRIDGE PERMIAN TRUST (OTC Pink: PERS) (the “Trust”) announced today that has filed its Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”) in connection with the unsolicited offer commenced on October 13, 2020 by SRPT Acquisition, LLC, a wholly owned subsidiary of PEDEVCO Corp. (“PEDEVCO”), to exchange each outstanding common unit of beneficial interest of the Trust for 4/10ths of one share of PEDEVCO common stock (the “Offer”).

For the reasons set forth in the Schedule 14D-9 filed with the SEC today, The Bank of New York Mellon Trust Company, N.A., as trustee of the Trust (the “Trustee”), is not authorized, within the express terms of its duties and responsibilities under the Amended and Restated Trust Agreement governing the Trust, to take a position on the Offer. Accordingly, the Trustee, on behalf of the Trust, is not making a recommendation either for or against the Offer.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intends and does not assume any obligation, to update any of the statements included in this press release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the period ended June 30, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.  In response to the exchange offer commenced by SRPT Acquisition, LLC, the Trustee, on behalf of the Trust, has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. UNITHOLDERS OF THE TRUST ARE URGED TO READ THE TRUST’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Unitholders will be able to obtain free copies of the solicitation/recommendation statement on Schedule 14D-9 and other documents filed with the SEC by the Trust through the website maintained by the SEC at http://www.sec.gov. In addition, this document and other materials related to PEDEVCO’s unsolicited proposal may be obtained from the Trustee free of charge by directing a request to the Trustee by phone at (512) 236-6555 or via email at sarah.newell@bnymellon.com.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
601 Travis Street, 16th Floor
Houston, Texas 77002
Sarah Newell
1(512) 236-6555